Exhibit 99.1

Soluna Announces 1-for-25 Reverse Stock Split

October 12, 2023 08:00 AM Eastern Daylight Time

ALBANY, N.Y.—(BUSINESS WIRE)—Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), announced that it will execute a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-25. The reverse stock split was approved by the Board of Directors and by shareholders at the annual meeting of the stockholders on June 29, 2023. The reverse stock split will become effective at 5:00 p.m. Eastern Time, on October 13, 2023. The Company’s common stock will begin trading on a post-split basis at the market open on October 16, 2023, under the Company’s existing trading symbol “SLNH”.

At the effective time, every 25 issued and outstanding shares of the Company’s common stock will be converted automatically into one share of the Company’s common stock without any change in the par value per share. Once effective, the reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 37.3 million to approximately 1.5 million.

The reverse stock split is part of the Company’s plan to regain compliance with the $1.00 per share minimum closing price required to maintain continued listing on NASDAQ.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as Bitcoin mining, AI, and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

Contacts

Sam Sova

Founder and CEO

SOVA

Sam@teamsova.biz